Exhibit 99.3

Fluor Corporation	Brian Mershon/Eric Krantz
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 281.263.6030

469.398.7000 main tel	Ken Lockwood/Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222

N e w s R e l e a s e

FOR IMMEDIATE RELEASE

Deborah Doyle McWhinney Elected to Fluor’s Board of Directors

IRVING, Texas, Feb. 6, 2014—Fluor Corporation (NYSE: FLR) announced today that Deborah Doyle McWhinney was elected to its board of directors. McWhinney recently retired from Citigroup (Citi) where she was the chief executive officer of their global enterprise payments business and co-chair of their Citi Women initiative.

“I am very pleased that Debby has joined the Fluor board,” said David T. Seaton, Fluor’s chairman and CEO.  “The perspectives we will gain from her experience in banking, finance and government will be invaluable as we expand our market presence, improve competitiveness and create profitable growth.”

McWhinney began working at Citigroup in May 2009. Prior to joining Citi, McWhinney was president of Schwab Institutional, a division of Charles Schwab, Inc., where she was on the executive committee, as well as on the board of the Charles Schwab Bank, where she led the global risk committee. McWhinney also previously held executive roles at Visa International and Engage Media (a division of CMGI). Earlier in her career, she worked 17 years at Bank of America in both corporate and retail banking.

McWhinney was appointed by former President George W. Bush to the board of directors of the Securities Investor Protection Corporation in 2002. She also served as director on several other boards during her career. Currently, McWhinney serves as a trustee both for the California Institute of Technology and for the Institute for Defense Analysis.

McWhinney received her bachelor’s degree from the University of Montana and is a graduate of the Pacific Coast Banking School.

About Fluor Corporation

For more than 100 years, Fluor Corporation (NYSE: FLR) has partnered with its clients to design, build and maintain many of the world’s most challenging and complex capital projects.  Through its global network of offices on six continents, more than 41,000 employees provide comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, fabrication, operations, maintenance and project management.  Today, the company serves a global client base in the energy, chemicals, government, industrial, infrastructure, operations & maintenance, manufacturing & life sciences, mining, power and transportation sectors.  Headquartered in Irving, Texas, Fluor ranks 110 on the FORTUNE 500 list and had revenue of $27.6 billion in 2012.  For more information, visit www.fluor.com and follow us on Twitter at @FluorCorp.

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